CONTROL AGREEMENT

(Party B In Favor of Party A)

Control Agreement (the “Agreement”) dated as of January 26 2022 by and among RENASANT BANK_ (“Party A”), each fund listed on Exhibit A, attached hereto, severally and not jointly (“Party B”), and UMB Bank N.A. (the “Custodian”).

WHEREAS, pursuant to a custodian contract between Custodian and Party B (as amended, the “Custodian Agreement”), Custodian ordinarily acts as custodian for Party B’s assets and, as such, has established a custodial account in the name of Party B in which the assets of Party B are held;

WHEREAS, Party A and Party B have entered into a loan evidenced by a Promissory Note, Pledge and Security Agreement for Securities Account, Loan Agreement and other related documents (collectively the “Credit Agreement”), dated as of January 26,2022, as amended from time to time (the “LOC”); and

WHEREAS, pursuant to the terms of the LOC, Party B will from time to time, based on the credit support obligations under the LOC, pledge certain assets specified by Party B in favor of Party Aas identified to the Custodian as Collateral (as defined below) to secure the obligations of Party B under the LOC;

WHEREAS, Party A, Party B and Custodian are entering into this Agreement to provide for the control of the Collateral that Party B posts in favor of Party A.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, it is agreed as follows:

1.          Collateral Account. Party B shall maintain that certain account number            with the Custodian designated in the name of Party B in favor of “Renasant Bank as pledgee of Wildermuth Fund” (the “Collateral Account”), which account shall be segregated from all other accounts of Party B. As used herein, the term “Collateral” shall mean: (i) the Collateral Account; (ii) all financial assets credited to the Collateral Account; (iii) all security entitlements with respect to the financial assets credited to the Collateral Account; (iv) any and all other investment property or assets maintained or recorded in the Collateral Account; and (v) all replacements or substitutions for, and proceeds of the sale or other disposition of, any of the foregoing, including without limitation, cash proceeds. The terms “entitlement order”, “financial asset”, “investment property”, and “security entitlement” shall have the respective meanings set forth in the Uniform Commercial Code, as in effect from time to time in the State of Missouri (the “UCC”). The parties hereby expressly agree that all property, including without limitation, cash, certificates of deposit and mutual funds, at any time held in the Collateral Account is to be treated as a “financial asset”. The Custodian shall have no responsibility for determining the adequacy of any Collateral required under the LOC, nor will it assume responsibility for any calculations related to any Collateral requirements under the LOC.

2.           Account Control

2.1        Security Interest. This Agreement is intended by Party A and Party B to grant “control” of the Collateral Account to Party A, for purposes of perfection of Party A’s security interest in the segregated Collateral Account pursuant to Article 8 and Article 9 of the UCC, and the Custodian hereby acknowledges that it has been advised of Party B’s grant of a security interest to Party A in the Collateral Account. Notwithstanding the foregoing, the Custodian makes no representation or warranty with respect to the creation or enforceability of any security interest in the Collateral Account.

2.2        Joint Control prior to Notice of Exclusive Control. Unless and until the Custodian receives written notice from Party A pursuant to Section 2.3 below instructing the Custodian that Party A is exercising its right to exclusive control over the Collateral Account, which notice is substantially in the form attached hereto as Exhibit B (a “Notice of Exclusive Control”) and has a reasonable time to act thereon, or if all previous Notices of Exclusive Control have been revoked or rescinded in writing by Party A: the Custodian shall take actions with respect to the Collateral in the Collateral Account upon the joint instructions of Party A and Party B, except that the Custodian shall have no responsibility or liability to Party A or Party B for actions taken in accordance with such instructions.

             2.3      Control by Party A

(i)        Party A agrees to provide the Custodian, in the form of Exhibit C attached (as may be amended from time to time), the names and signatures of its authorized parties who may give notices, instructions, or entitlement orders concerning the Collateral Account. Other means of notice or instruction may be used provided that Party A and the Custodian agree to appropriate security procedures. Upon receipt by the Custodian of a Notice of Exclusive Control and following a reasonable time to act thereon, the Custodian shall thereafter follow only the instructions or entitlement orders of Party A with respect to the Collateral Account established in its favor and shall comply with any entitlement order or instructions (within the meaning of Sections 8-102, 9- 104 and 9-106 of the UCC) received from Party A, without further consent of Party B or any other person, and Custodian shall not comply with entitlement orders or instructions concerning the Collateral originated by Party B without the prior written consent of Party A.

(ii)        Party A represents and warrants to Party B that it will issue to the Custodian a “Notice of Exclusive Control” (substantially in the form attached hereto as Exhibit B) only if Party A has determined in good faith that an event of default or other authorized event has occurred under the LOC which entitles it to exercise its rights as a secured party with respect to the Collateral in the Collateral Account established in its favor.

(iii)        The Custodian shall have no responsibility or liability to Party B for complying with a Notice of Exclusive Control or complying with entitlement orders or instructions originated by Party A concerning the Collateral Account. The Custodian shall have no duty to investigate or make any determination to verify the existence of an event of default or compliance by either Party A or Party B with applicable law or the LOC, and the Custodian shall be fully protected in complying with a Notice of Exclusive Control whether or not Party B may allege that no such event of default or other like event exists.

(iv)        As between Party A and the Custodian, notwithstanding any provision contained herein or in any other document or instrument to the contrary, the Custodian shall not be liable for any action taken or omitted to be taken at the instruction or entitlement order of Party A, or any action taken or omitted to be taken under or in connection with this Agreement, except for the Custodian’s own gross negligence or willful misconduct in carrying out such instruction or entitlement order.

3.          Distributions. The Custodian shall, upon joint written instructions from Party A and Party B, credit to Party B’s custodial account all interest, dividends and other income received by the Custodian on the Collateral, unless the Custodian has received a Notice of Exclusive Control and has had a reasonable time to act thereon and until such Notice of Exclusive Control has been revoked or rescinded in writing by Party A. Party B agrees that any such instructions or entitlement orders from Party A respecting interest, dividends and other income derived from the Collateral shall be pursuant to the terms of the LOC.

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4.         Release of Collateral; Release of Security Interest

4.1        Release of Collateral. If there are no transactions outstanding under the LOC and the LOC has been paid in full by Party B, Party B may request Party A to instruct Custodian to release all Collateral held in the Collateral Account. Custodian will affect such release as soon as reasonably practicable after receiving instructions or entitlement orders from Party A.

4.2        Release of Security Interest. Party A agrees to notify the Custodian promptly in writing when all obligations of Party B under the LOC have been fully paid and satisfied (and any commitment of Party B to advance further amounts or credit thereunder has been terminated) or Party A otherwise no longer claims any interest in the Collateral in the Collateral Account established in its favor, whichever is sooner; at which time the Custodian shall have no further liabilities or responsibilities hereunder and the Custodian’s obligations under this Agreement shall terminate.

5.         Duties and Services of Custodian

(i)    Custodian agrees that it is acting as a securities intermediary, as defined in Section 8-102 of the UCC, with respect to the Collateral in the Securities Account, except Identified Securities (as defined below).

(ii)     The Custodian shall have no duties, obligations, responsibilities or liabilities with respect to the Collateral Account except as and to the extent expressly set forth in this Agreement and the Custodian Agreement, and no implied duties of any kind shall be read into this Agreement against the Custodian including, without limitation, the duty to preserve, exercise or enforce rights in the Collateral and the Collateral Account. The Custodian shall not be liable or responsible for anything done or omitted to be done by it in good faith and in the absence of gross negligence and may rely and shall be protected in acting upon any notice, instruction, entitlement order or other communication.

(iii)     As between Party B and the Custodian, except for the rights of control in favor of Party A agreed to herein, nothing herein shall be deemed to modify, limit, restrict, amend or supersede the terms of the Custodian Agreement, and Custodian shall be and remain entitled to all of the rights, indemnities, powers, and protections in its favor under the Custodian Agreement, which shall apply fully to the Custodian’s actions and omissions hereunder. Instructions or entitlement orders under this Agreement from Party B’s authorized representative given in accordance with the terms of the Custodian Agreement shall also constitute Proper Instructions under the Custodian Agreement.

(iv)     As between the Custodian and Party A, Party A shall indemnify and hold the Custodian harmless with regard to any losses or liabilities of the Custodian (including reasonable attorneys’ fees) imposed on or incurred by the Custodian arising out of any action or omission of the Custodian in accordance with any notice, instruction, or entitlement order of Party A under this Agreement.

(v)      The parties hereto acknowledge that no “security entitlement” under the UCC shall exist with respect to any financial asset held in the Collateral Account which is registered in the name of Party B, payable to the order of the Party B, or specially indorsed to Party B or any third party (each such asset an “Identified Security”), except to the extent such Identified Security has been specially indorsed by Party B to the Custodian or its nominee. As between Party A and Party B, Party B hereby agrees that it will not instruct the Custodian to pledge any security as Collateral in the Securities Account other than U.S. securities or securities defined as “Eligible Collateral” in the LOC. The Custodian shall have no responsibility for determining that any security pledged by Party B meets the definition of Collateral under this Agreement. The parties further acknowledge and agree that any such Identified Securities received by the Custodian and credited to the Collateral Account from time to time shall (so long as so credited to the Collateral Account and so long as this Agreement remains in effect) be held by the Custodian for the benefit of Party A, not in its capacity as a “securities intermediary” (as defined in the UCC), but in its capacity as a collateral agent under and subject to the terms of this Agreement.

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6.          Force Majeure; Special Damages. The Custodian shall not be liable for delays, errors or losses occurring by reason of circumstances beyond its control, including, without limitation, acts of God, market disorder, terrorism, insurrection, war, riots, failure of transportation, network systems, or equipment, or failure of vendors, communication or power supply. In no event shall the Custodian be liable to any person for indirect, consequential or special damages, even if the Custodian has been advised of the possibility or likelihood of such damages.

7.          Compliance with Legal Process and Judicial Orders. The Custodian shall have no responsibility or liability to Party A or Party B or to any other person or entity for acting in accordance with any judicial or arbitral process, order, writ, judgment, decree or claim of lien relating to the Collateral Accounts subject to this Agreement notwithstanding that such order or process is subsequently modified, vacated or otherwise determined to have been without legal force or effect. The Custodian shall notify Party A and Party B of its receipt of any legal process and judicial orders received.

8.          Custodian Representations. The Custodian agrees and confirms, as of the date hereof, and at all times until the termination of this Agreement, that it has not entered into, and until the termination of this Agreement will not enter into, any agreement (other than the Custodian Agreement) with any other person or entity relating to the Collateral or the Collateral Account under which it has agreed to comply with entitlement orders (as defined in Section 8-102 of the UCC) of such other person or entity.

9.          Access To Reports. Upon any pledge, release, or substitution of Collateral in the Collateral Account Custodian shall notify Party A, within one business day of such change. This notification or a monthly statement may be in the form of an email, fax, through the internet or web-based functionality or by other means reasonably acceptable to Party A. The Custodian will make available to Party A in a secured portal a copy of a statement of the Collateral Account within seven (7) business days of the end of the calendar month; provided, however, that the Custodian’s failure to release a copy of such statement to Party A shall not give rise to any liability hereunder. Custodian shall make available to Party A by use of the secured website a record of all pledges, releases, substitutions or distributions of Collateral.

10.        Interpleader. Notwithstanding any provision contained in this Agreement to the contrary, the Custodian shall have the right, at its election, to file suit in interpleader and take any related action, all in accordance with applicable federal and/or state law, in the event of any dispute concerning this Agreement or the disposition of any of the Collateral or the Collateral Accounts.

11.        Fees and Expenses of Custodian. In addition to the terms of the Custodian Agreement, Party B hereby agrees to pay and reimburse the Custodian for any advances, fees, costs, expenses (including, without limitation, reasonable attorney’s fees and costs) and disbursements that may be paid or incurred by the Custodian in connection with this Agreement or the arrangement contemplated hereby, including any that may be incurred in performing its duties or responsibilities pursuant to the terms of this Agreement. It is hereby expressly acknowledged and agreed by the parties that the Custodian (including its agents) shall not be obligated to advance cash or investments to, for or on behalf of Party B. Any fees, expenses or other amounts that may be owing to the Custodian from time to time pursuant to the terms hereof or of the Custodian Agreement shall be secured by any lien, encumbrance or other right the Custodian may have under the Custodian Agreement or applicable law, and the Custodian shall be entitled to exercise its rights and remedies against the Collateral and Collateral Accounts in accordance with the terms and conditions of the Custodian Agreement; provided, however, that the Custodian agrees that, if it extends credit in the form of fees, expenses, or advances to Party B under the Custodian Agreement, any lien on the Collateral securing such credit shall be subordinated to the lien of Party A with respect to the Collateral unless otherwise agreed by Party A.

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12.        Notices. Any notice, instruction, entitlement order or other instrument required to be given hereunder, or requests and demands to or upon the respective parties hereto, shall be in writing and may be sent by hand, or by facsimile transmission, telex, or overnight delivery by any recognized delivery service, prepaid or, for termination of this Agreement only, by certified or registered mail, and addressed as follows, or to such other address as any party may hereafter notify the other respective parties hereto in writing:

If to Party A, then:

Renasant Bank

11655 Medlock Bridge Road

Johns Creek, Georgia 30097Attention: Chris Braun, Senior Vice President

Telephone No. (770)752-2334

Email: chris.braun@renasant.com

If to Party B, then:

Wildermuth Fund f/k/a Wildermuth Endowment Fund

818 Al A Highway, Suite 301

Ponte Vedra Beach, Florida 32082

Attention: Daniel Wildermuth, President

Telephone No. 770-407-5402

Email: dwildermuth@wildermuthadvisory.com

If to Custodian, then:

UMB Bank, N.A.

928 Grand Boulevard, 10th Floor

Kansas City, MO 64106

Attn: Amy Small

Phone:    (816) 860-5683

Fax:        (816) 860-4869

Email:      amy.small@umb.com

13.        Amendment. No amendment or modification of this Agreement will be effective unless it is in writing and signed by each of the parties hereto.

14.        Termination. This Agreement shall continue in effect until Party A has notified the Custodian in writing that this Agreement is to be terminated. Upon receipt of such notice, Party A shall have no further right to originate entitlement orders concerning the Collateral or the Collateral Account established in its favor. This Agreement may also be terminated at any time by the Custodian, Party A or Party B, and shall terminate in the event of the termination of the Custodian Agreement, following thirty (30) days prior written notice to the other parties hereto. Upon termination of this Agreement by any party, any Collateral in the Collateral Account that has not been released by Party A shall be transferred, within 30 days of such termination, to a successor custodian designated in writing by Party B and acceptable to Party A. In the event no successor is agreed upon, the Custodian shall be entitled to petition a court of competent jurisdiction to appoint a successor custodian and shall be indemnified and reimbursed by Party B for any costs and expenses (including, without limitation, attorneys’ fees) relating thereto.

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15.        Severability. In the event any provision of this Agreement is held illegal, void or unenforceable, the remainder of this Agreement shall remain in effect.

16.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to the conflict of law provisions thereof.

17.        Liability of Party B. The use of a single form of agreement referring to multiple Party Bs listed on Exhibit A is for ease of administrative purposes only. Custodian, Party A, and each of the registered investment companies identified as Party B on Exhibit A of this Agreement, severally and not jointly, shall be deemed for all purposes to have entered into and executed a separate agreement. The assets and liabilities of each Party B listed on Exhibit A and those of any Portfolio are separate and distinct; the obligations of or arising out of this Agreement are binding solely upon the assets or property of each Party B or Portfolio, on whose behalf this Agreement has been executed.

18.        Headings. Any headings appearing on this Agreement are for convenience only and shall not affect the interpretation of any of the terms of this Agreement.

19.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.

20.        Successors; Assignment. This Agreement may not be assigned without the written consent of all parties. The Agreement will be binding upon the parties and their respective successors and assigns.

21.        Prior Agreements: This Agreement supersedes and terminates, as of the date hereof, all prior Control Agreements, or similar agreements, among Party A, Party B and Custodian relating to Collateral that Party B posts in favor of Party A for the registered investment companies and any of their portfolios listed on Exhibit A.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written.

EACH PARTY B,
a fund listed on Exhibit A Hereto

By:
Name:	Daniel Wildermuth
Title:	President

RENASANT BANK (Party A)

By:
Name:	Chris Braun
Title:	Senior Vice President

UMB BANK N.A.
(CUSTODIAN)

By:
Name:
Title:

Control Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written.

EACH PARTY B,
a fund listed on Exhibit A Hereto

By:
Name:	Daniel Wildermuth
Title:	President

RENASANT BANK(Party A)

By:
Name:	Chris Braun
Title:	Senior Vice President

UMB BANK N.A.
(CUSTODIAN)
By:
Name:	Amy Small
Title:	SVP, Executive Director

Control Agreement

Exhibit A

TO

CONTROL AGREEMENT AMONG RENASANT BANK,
EACH FUND ON BEHALF OF ITS PORTFOLIOS LISTED BELOW AND
UMB BANK, N.A.

Dated as of: January 26, 2022

LIST OF THE FUNDS, EACH PARTY B

Wildermuth Endowment Fund n/k/a Wildermuth Fund

Exhibit B

[Letterhead of Party A]

Date:

UMB Bank, N.A.

928 Grand Boulevard, 10th Floor

Kansas City, MO 64106

Attn: Amy Small

Phone:    (816)860-5683

Fax:        (816) 860-4869

Email:     amy.small@umb.com

RE:

NOTICE OF EXCLUSIVE CONTROL

We hereby instruct you pursuant to the terms of that certain Control Agreement dated as of               ,                 (as from time to time amended and supplemented, the “Control Agreement”) among the undersigned, each Party B listed in Exhibit A attached hereto (each, together with its successors and assigns, “Party B”) and you, as Custodian, that you (i) shall not follow any instructions or entitlement orders of Party B-with respect to the Collateral or the Collateral Account held by you in favor of Party A for the specific Portfolio listed above, and (ii) unless and until otherwise expressly instructed by the undersigned, shall exclusively follow the entitlement orders and instructions of the undersigned with respect to such Collateral or such Collateral Account.

Very truly yours,

By:
Authorized Signatory

By:
Authorized Signatory

cc: